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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE
August 14, 1997


                    NUEVO ENERGY COMPANY ANNOUNCES NEW CEO


HOUSTON - Nuevo Energy Company (NYSE: NEV) today announces the appointment of Douglas L. Foshee as its President and Chief Executive Officer, effective immediately. Mr. Foshee replaces Michael D. Watford, whose resignation was accepted yesterday by the Company's Board of Directors. In addition, J. P. Bryan announces his intention to resign his chairmanship of Nuevo by the end of 1997.

"We are excited that Doug accepted this leadership position at Nuevo," commented Mr. Bryan. "He brings with him a wealth of industry experience and a specific knowledge of Nuevo and its potential. Doug has demonstrated his management skills as the President and CEO of Torch Energy Advisors Incorporated, the company that is responsible for operating the majority of Nuevo's assets.

"At the same time, the Board joins me in saluting Mike Watford's accomplishments during his tenure at Nuevo," continued Mr. Bryan. "We are mindful of the tremendous amount of shareholder value that has been created in recent years, and we intend to continue the basic strategies that have been so successful in creating that value.

"As for my chairmanship, I already have a full time job at Gulf Canada, and I am confident that the Board will elect a successor who can devote the time and energy required of the position."

Mr. Foshee joins Nuevo after four years with Torch. Prior to his role as President and CEO of Torch, Mr. Foshee managed the acquisitions group which has been responsible for approximately $2 billion in transactions since 1995, including Nuevo's 1996 acquisition of Unocal's California oil and gas properties. Prior to his tenure at Torch, Mr. Foshee was in the Finance and New
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Business Ventures Group of ARCO International Oil & Gas Company.  His finance background also includes seven years in energy lending. He holds a BBA in finance from Southwest Texas State University and an MBA with honors from the Jesse H. Jones School at Rice University.

"I'm excited about this new challenge," commented Mr. Foshee. "Having watched Nuevo grow and having participated in a meaningful way in that growth, I'm convinced that the prospects for Nuevo are brighter today than they have ever been. I've worked closely with the Nuevo team over the past four years, and I know first-hand the quality of the people here. I fully expect to be judged by my ability to provide leadership and vision to what is already an outstanding company."

Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. The Company's principal properties are located domestically onshore and offshore California, in East Texas and the onshore Gulf Coast region; and internationally offshore the Republics of Congo and Ghana in West Africa. Nuevo is traded on the New York Stock Exchange under the symbol "NEV."